UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

IFTH Acquisition Corp.
 (Exact Name of Registrant as Specified in Charter)

Delaware	000-22693	11-2889809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The disclosures set forth in Item 2.01 to this Current Report are incorporated into this item by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 5, 2008, IFTH Acquisition Corp. (“IFTH” or the “Company”) completed an acquisition of National Credit Report.com, LLC, a Florida limited liability company (“NCRC”), pursuant to a securities purchase agreement, dated as of December 5, 2008, by and among IFTH, NCRC, Jared Shaw, Ivan Posniak, Andrew Larkin, John Thau, Adam Cohen, and Safeguard Acquisition, LLC (referred to as the “Purchase Agreement”).
The Purchase Agreement provided for IFTH’s purchase of all of the issued and outstanding membership interests in NCRC from the sellers of NCRC, in return for one million (1,000,000) shares of IFTH’s common stock, par value $0.01 per share. In conjunction with the transaction, IFTH issued 3.0 million stock options to the sellers of NCRC in consideration of their continued involvement with the operations of NCRC. We incurred normal acquisition-related costs of approximately $0.1 million in connection with the transactions contemplated under the Purchase Agreement. Our trading symbol is “IFAQ.”
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
On December 5, 2008, the Company issued a press release regarding this transaction. A copy of the press release is attached hereto as Exhibit 99.1.
Accounting Treatment
The accounting treatment of the acquisition of NCRC by IFTH was viewed to be a purchase transaction. The amount of the purchase price in excess of NCRC’s book value will be allocated to acquired intangibles and goodwill.

FORM 10 DISCLOSURES

As disclosed elsewhere in this report, on December 5, 2008, we acquired NCRC pursuant to the Purchase Agreement. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the closing of the transactions contemplated under the Purchase Agreement, as disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Securities Exchange Act of 1934, as amended.
Accordingly, we provide below the information that would be included in Form 10. Please note that the information provided below relates to the combined company after the acquisition of NCRC pursuant to the Purchase Agreement, except that information relating to periods before the closing of the transactions contemplated under the Purchase Agreement only relates to IFTH, unless otherwise specifically indicated.
Special Note Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, without limitation, statements about our market opportunities, our business and growth strategies, our projected revenue and expense levels, possible future consolidated results of operations, the adequacy of our available cash resources, our financing plans, our competitive position and the effects of competition and the projected growth of the industries in which we operate. Forward-looking statements include all statements that are not historical facts and can be identified by forward-looking statements such as “may,” “might,” “should,” “could,” “will,” “intends,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions. Forward-looking statements are only predictions based on our current expectations and projections, or those of third parties, about future events and involve risks and uncertainties.
Although we believe that the expectations reflected in the forward-looking statements contained in this Current Report on Form 8-K are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking statements, events and circumstances discussed in this Current Report on Form 8-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Important factors that could cause our actual results, level of performance or achievements to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements we make in this Current Report on Form 8-K are discussed under “Risk Factors” and elsewhere in this Current Report on Form 8-K and include:
•	our ability to successfully implement our business strategy;
•	our expectation that we will incur losses, on a consolidated basis, for the near future;
•	our ability to fund our operations;
•	our ability to attract and retain key management and other personnel;
•	our ability to protect the confidentiality of our proprietary information and know-how;
•	our ability to replace subscribers we lose in the ordinary course of business;
•	our ability to maintain our indirect relationship with the three credit reporting repositories, which we have access to through the three credit reporting and monitoring resellers that purchase such services wholesale from the three repositories, as well as other key providers;
•	our ability to compete successfully with our competitors;
•	our ability to protect and maintain our computer and telephone infrastructure;
•	our ability to maintain the security of our data;

•	changes in federal, state and foreign laws and regulations;
•	because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected;
•	directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or in the best interests of our stockholders; and
•	compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
You should not place undue reliance on any forward-looking statements. In addition, past financial or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate future results or future period trends. Except as otherwise required by federal securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this Current Report on Form 8-K to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements included in this Current Report on Form 8-K.
*****
Except where the context otherwise requires, the terms “we,” “us,” “our,” “the Company” or “IFTH” refer to the business of IFTH Acquisition Corp. and its consolidated subsidiary, National Credit Report.Com, LLC, which subsidiary comprises all of the operations of the Company as of the date of this Current Report on Form 8-K.

OUR BUSINESS
Overview
We are a Delaware corporation incorporated in September 1987. Prior to December 31, 2007, we were a full service provider of Information Technology (IT) solutions. We delivered complete lifecycle IT solutions for our customers. After the sale of substantially all of our operating assets on December 31, 2007, as approved by our stockholders at a special meeting held December 27, 2007, we did not engage in any operations and did not engage in any business activity. Other than paying our outstanding liabilities, liquidating our remaining inventory and collecting our outstanding receivables, our primary purpose was to locate and acquire an attractive operating business. On December 5, 2008, we purchased all of the outstanding membership interests in National Credit Report.Com, LLC, a Florida limited liability company (“NCRC”), and NCRC became our wholly-owned subsidiary. As a result, we offer consumers a variety of identity security products and services primarily on a subscription basis. These services help consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which include credit reports, credit monitoring and credit scores.
Since February 4, 2004, NCRC has principally marketed and sold credit reports, credit monitoring, credit scores and other products conventionally allied to these products to the consumer market.
Consumer Products and Services
We offer consumers their credit reports and automated monitoring of their credit files at one, or all three, of the major credit reporting repositories, Experian Group Limited, Equifax Inc. and TransUnion, LLC. In addition, products and services that we currently offer or plan to offer in 2009 include: credit scores and credit score analysis tools, credit education, identity theft recovery services, and identity theft cost reimbursement.
The three credit reporting repositories have agreements with three credit reporting resellers, allowing them to in turn supply companies, like NCRC, that resell their products and services, separately or bundled, with other services to consumers. NCRC has a one-year agreement expiring in October 2009, with one of the resellers, Equidata, Inc.
Going forward, our products and services will be offered to consumers principally on a monthly subscription basis. Subscription fees are generally billed directly to the subscriber’s credit card. The prices to subscribers of various configurations of our monitoring products and services will range generally from $14.95 to $19.95 per month. As a means of allowing customers to become familiar with our services, we sometimes offer free trial periods.
A substantial number of our subscribers cancel their subscriptions each year. Because there is a marketing and search cost to acquire a new subscriber and produce initial fulfillment materials, subscribers typically must be retained for a number of months to cover these costs. Not all subscribers are retained for a sufficient period of time to achieve positive cash flow returns on these costs.
Our Marketing
We market our products and services primarily through our own direct sales organization over the internet, directly to consumers. We will also market our products and services through indirect channels, including marketing alliance partners, joint ventures and other resellers. We mainly use the internet to market and sell our products, however, we have used in the past, or will contemplate future use of, direct mail, outbound telemarketing, inbound telemarketing, inbound customer service and account activation calls, e-mail, mass media and the internet.
Competition
The markets for the products we provide are highly competitive. A number of divisions or subsidiaries of large, well-capitalized firms with strong brand names operate in the industry. We compete with these firms to provide our services to our consumers, and these companies are also either directly or indirectly the suppliers of the data that is the core of our product and service offerings. We believe that our principal competitors are the three main consumer credit reporting companies and the three credit data resellers that they license, either directly or through affiliated company websites. These companies include Experian Group Limited, Equifax Inc., TransUnion, LLC, Intersections, Inc., First Advantage Credco and Equidata, Inc., all of which offer a range of consumer credit reporting products that are similar to products we offer. In addition, there are a large number of other smaller competitors who offer competing products in specialized areas such as fraud prevention, data vendors, providers of automated data processing services, and software companies offering credit modeling or analytical tools. Our competitive focus will be value-added differentiation of the variety of identity security products and services that we offer.

Government Regulation
We market our consumer products and services through a variety of marketing channels, including direct mail, outbound telemarketing, inbound telemarketing, inbound customer service and account activation calls, email, mass media and the internet. These channels are subject to both federal and state laws and regulations. Federal and state laws and regulations may limit our ability to market to new subscribers or offer additional services to existing subscribers.
Telemarketing of our services is subject to federal and state telemarketing regulation. Federal statutes and regulations adopted by the Federal Trade Commission and Federal Communications Commission impose various restrictions on the conduct of telemarketing. The Federal Trade Commission also has enacted the national Do Not Call Registry, which enables consumers to elect to prohibit telemarketers from calling them. We may not be able to reach potential subscribers because they are placed on the national Do Not Call Registry. Many states have adopted, and others are considering adopting, statutes or regulations that specifically affect telemarketing activities. Although we do not control the telemarketing firms that we engage to market our programs, in some cases we are responsible for compliance with these federal and state laws and regulations. In addition, the Federal Trade Commission and virtually all state attorneys general have authority to prevent marketing activities that constitute unfair or deceptive acts or practices.
Federal laws govern email communications. Some of these laws may affect our use of email to market to or communicate with subscribers or potential subscribers.
Intellectual Property
We rely on a combination of registered domain names, trade secrets (including know-how), and third-party vendor agreements to establish and protect proprietary rights in our products.
Employees
As of December 8, 2008, we had 14 employees and consultants, 8 of whom are full-time employees or consultants.
Properties
Our corporate headquarters is located in Delray Beach, Florida where we occupy approximately 7,911 feet of office space pursuant to a Sublease, dated October 8, 2008, entered into with Digital Angel Corporation, our former majority stockholder, under a sublease through June 2010. The rent for the entire twenty-one month term of the Sublease is $157,500, which was paid in one lump sum upon execution of the Sublease. VeriChip Corporation (“VeriChip”), one of our related parties, to which we sublease one-half of this space, reimbursed us for one-half of the Sublease payment, representing their share of the total cost of the Sublease. We also lease approximately 1,000 square feet of office space in Boca Raton, Florida, which we use for customer service and support.
RISK FACTORS
The following risks and the risks described elsewhere in this Current Report on Form 8-K, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially affect our business, prospects, financial condition, operating results and cash flows. If any these risks materialize, the trading price of our common stock could decline, and you may lose all or part of your investment.
We have a history of losses, and expect to incur additional losses in the future. We are unable to predict the extent of future losses or when we will become profitable.
For the years ended September 30, 1999 through September 30, 2008, we experienced operating losses and as of September 30, 2008 our accumulated deficit was $5.0 million. We expect to continue to incur operating losses for the near future. Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We are unable to control many of the factors affecting consumer spending, and declines in consumer spending our products could reduce demand for our products.
Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer spending, including general economic conditions, disposable consumer income, fuel prices, recession and fears of recession, war and fears of war, inclement weather, consumer debt, conditions in the housing market, interest rates, sales tax rates and rate increases, inflation, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. In particular, an economic downturn leads to decreased discretionary spending, which adversely impacts our business. Adverse changes in factors affecting discretionary consumer spending could reduce consumer demand for our products, thus reducing our sales and harming our business and operating results.
We must replace the subscribers we lose in the ordinary course of business and, if we fail to do so, our revenue and subscriber base will decline.
A substantial number of subscribers to our consumer products and services cancel their subscriptions each year. Cancellations may occur due to numerous factors, including:
•	changing subscriber preferences;
•	competitive price pressures;
•	general economic conditions;
•	subscriber dissatisfaction;
•	cancellation of subscribers due to credit card declines; and
•	credit or charge card holder turnover.
If we fail to replace subscribers to our consumer products and services we lose in the ordinary course of business, our revenue may decline, causing a material adverse impact on the results of our operations. There can be no assurance that we can successfully replace the large number of subscribers that cancel each year.
Marketing laws and regulations may materially limit our or our clients’ ability to offer our products and services to consumers.
We market our consumer products and services through a variety of marketing channels, including direct mail, outbound telemarketing, inbound telemarketing, inbound customer service and account activation calls, email, mass media and the internet. These channels are subject to both federal and state laws and regulations. Federal and state laws and regulations may limit our ability to market to new subscribers or offer additional services to existing subscribers, which may have a material impact on our ability to sell our services.
If we lose our ability to purchase data from any of the three major credit reporting repositories, which we are able to do through the three credit data resellers to whom they sell, each of which is a competitor of ours, demand for our services would decrease.
We rely on the three major credit reporting repositories, Equifax, Experian and TransUnion, to provide us with essential data for our consumer identity theft protection and credit management services, through our contract with Equidata, Inc. Our agreement with Equidata, Inc. expires in October 2009. That agreement may be terminated by them on 30 days’ notice in certain circumstances. Each of the three major credit reporting repositories owns its consumer credit data and is a competitor of ours in providing credit information directly to consumers, and may decide that it is in their competitive interests to stop indirectly supplying data to us. Any interruption, deterioration or termination of our relationship with Equidata, Inc., one of its two competitors, or one or more of the three credit reporting repositories would be disruptive to our business and could cause us to lose subscribers.

Our competitors, including those who have greater resources and experience than we do, may commercialize technologies that make ours obsolete or noncompetitive.
There are many public and private companies, actively engaged in our line of business and that target the same markets that we target. Some of our current competitors have significantly greater financial, marketing and product development resources than we do. Low barriers to entry into our line of business may result in new competitors entering the markets we serve. If our competitors market products that are more effective and less expensive than our products, we may not be able to achieve commercial success.
Our long-term capital needs may require additional sources of capital, and there can be no assurances that we will be successful in negotiating additional sources of long-term capital.
Our long-term capital needs may require additional sources of equity or credit. There can be no assurances that we will be successful in negotiating additional sources of equity or credit for our long-term capital needs. Our inability to have continuous access to such financing at reasonable costs could materially and adversely impact our financial condition, results of operations and cash flows.
Additionally, we are a publicly-traded company and our stock is traded on National Association of Securities Dealers, Inc.’s OTC Bulletin Board, or “OTCBB,” where there is limited visibility in the investment community. Moreover, our share volume averaged less than 5,000 shares per day during our fiscal year ended September 30, 2008. Raising equity capital could therefore be challenging for us. Any limitations on our ability to raise equity capital could significantly impact our ability to fund our operations or undertake future growth through expansion or acquisition.
We depend on key personnel to manage our business effectively, and, if we are unable to hire, retain or motivate qualified personnel, our ability to design, develop, market and sell our systems could be harmed.
Our future success depends, in part, on certain key employees, including William J. Caragol, our chief executive officer, president and acting chief financial officer, as well as the chairman of our board of directors, and key technical and operations personnel, and on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel may seriously harm our business, financial condition and results of operations. In addition, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly operations, finance, accounting, sales and marketing personnel, may also seriously harm our business, financial condition and results of operations. Our ability to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.
Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.
As of December 8, 2008, our current directors and executive officer beneficially owned, in the aggregate, approximately 61.6% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.
Conflicts of interest may arise between Blue Moon Energy Partners, LLC and us that could be resolved in a manner unfavorable to us.
Questions relating to conflicts of interest may arise between Blue Moon Energy Partners, LLC (“Blue Moon”) and us, in a number of areas relating to our ongoing relationships. As of December 8, 2008, Blue Moon owned 31.5% of our outstanding common stock. Currently, Scott R. Silverman, our chairman of the board is a manager of and controls Blue Moon and controls a member of Blue Moon and William J. Caragol, our chief executive officer and acting chief financial officer, is a manager and member of Blue Moon.
The equity interests of our directors and executive officers in Blue Moon could create, or appear to create, conflicts of interest when directors are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to, among other matters, the desirability of a potential acquisition or joint venture opportunity or employee retention or recruiting.

It may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.
Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission (“SEC”). This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.
If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.
Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION OF IFTH
We are incorporating by reference herein the Management’s Discussion and Analysis of Financial Condition and Results of Operations from the Annual Report on Form 10-K for the year ended September 30, 2007, as filed with the SEC on December 27, 2007, and from the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 14, 2008.
We are a Delaware corporation incorporated in September 1987. Prior to December 31, 2007, we were a full service provider of Information Technology (IT) solutions. We delivered complete lifecycle IT solutions for our customers. After the sale of substantially all of our operating assets on December 31, 2007, as approved by our stockholders at a special meeting held December 27, 2007, we did not engage in any operations and did not engage in any business activity. Other than paying our outstanding liabilities, liquidating our remaining inventory and collecting our outstanding receivables, our primary purpose was to locate and acquire an attractive operating business.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION OF NCRC
You should read the following discussion and analysis of the financial condition and results of operations of NCRC, IFTH’s wholly-owned subsidiary, which now represents our ongoing business operations, together with the financial statements and the related notes appearing at the end of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
The discussion and analysis of NCRC’s financial condition and results of operations are based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Overview
On December 5, 2008, IFTH purchased all of the outstanding membership interests in NCRC, and NCRC became IFTH’s wholly-owned subsidiary. As a result, IFTH now offers consumers a variety of identity security products and services primarily on a subscription basis. These services help consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which include credit reports, credit monitoring and credit scores. Historically, NCRC has principally marketed and sold credit reports, credit monitoring, credit scores and other products conventionally allied to these products to the consumer market.
Critical Accounting Estimates and Policies
While NCRC’s significant accounting policies are more fully described in Note B to our financial statements appearing at the end of this Current Report on Form 8-K, we believe that the following accounting policies are the most critical for one to fully understand and evaluate NCRC’s financial condition and results of operations.
Revenue from the sale of a single credit report is recognized when the credit report is delivered to the customer. Revenue from the sale of annual subscriptions for credit monitoring and credit protection is recognized ratably over each subscriber’s annual subscription period. In the event that a customer cancels their annual service at any time, regardless of the month in which the customer cancels, the entire annual subscription is non-refundable.

Commission revenue from the sale of credit reports, credit monitoring, and credit protection to a marketing partner, as per the terms of a written agreement, gives that partner the rights to NCRC’s credit reporting vendor resources. Commission revenue is comprised of commissions earned by NCRC for the credit reports, credit monitoring, and credit protection services provided to this customer. Commission revenue is recognized when the credit reports, credit monitoring, and credit protection services have been provided to the customer. Generally, NCRC invoiced its customers on a monthly basis for the direct costs of sales from the provision of credit reporting and monitoring services plus a 12% commission. NCRC does not plan to use marketing partners under these types of commission agreements in 2009.
Subscriber acquisition costs represent marketing expenses used to acquire subscribers. Subscriber acquisition costs are expensed in the period incurred.
Effective January 1, 2006, NCRC adopted Financial Accounting Standards Board (“FASB”) SFAS No. 123 (revised 2004), Share Based Payment, or FAS 123R, using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for new awards granted after January 1, 2006 is recognized over the requisite service period based on the grant-date fair value of those options. Prior to adoption, NCRC did not issue stock-based compensation.
FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
During the unaudited nine-month period ended September 30, 2008, web design and hosting expense of $12,500 was recorded as 69,445 membership interest units were issued for services rendered to NCRC in lieu of cash. As of September 30, 2008, all services have been provided to NCRC. The stock-based compensation expense is reflected in the statement of operations in general and administrative expense for the unaudited nine-months ended September 30, 2008.
Results of Operations
Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007
Revenue
Revenue for the nine months ended September 30, 2008 was $327 thousand, a decrease of $152 thousand, or 32%, compared to the comparable period of the prior year.
The decrease in revenue is attributable to two primary factors: (1) during the nine month period ended September 30, 2008, NCRC did not invest in search engine marketing as it did in the first nine months of 2007, which decreased the number of new subscribers for credit monitoring services, and (2) during August and September of 2008, NCRC began redesigning its website, in preparation for a December 2008 launch. Marketing efforts were curtailed during this redesign project.
Gross Profit and Gross Profit Margin
NCRC’s cost of sales consists primarily of the costs related to purchasing the data, reporting and monitoring services it provides to its customers from its supplier.
Gross profit for the nine months ended September 30, 2008 was $220 thousand compared to $247 thousand for the nine months ended September 30, 2007. As a percentage of revenue, its gross profit margin was 67.2% and 51.6% for the nine months ended September 30, 2008 and 2007, respectively. This increase was the result of a change in its revenue mix, with more subscription revenue in 2008 as a percentage of total revenue. Subscription revenue margins are typically larger than the margins on the sale of a single credit report.

Operating Costs and Expenses
Subscriber acquisition costs include the commissions that NCRC pays to its marketing affiliates or the fees it pays for search engine marketing. NCRC’s subscriber acquisition costs increased to $185 thousand, or 79.6%, for the nine months ending September 30, 2008, as compared to $103 thousand for the nine months ended September 30, 2007, due to the increased spending on direct sales channels versus commission revenue, for which the majority of the subscriber acquisition cost are incurred by its partner. Under this agreement, NCRC earns commission revenue from its partner as described above.
General and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting, and corporate development. Other significant costs include professional fees for accounting and legal services, consulting fees and facilities costs.
General and administrative expense increased $61 thousand to $126 thousand for the nine months ended September 30, 2008 as compared to $65 thousand for the nine months ended September 30, 2007. $42 thousand of the increase represents an increase in salary expenses for the nine month period ended September 30, 2008 compared to 2007 which was the result of NCRC hiring a new president.
Year ended December 31, 2007 Compared to Year ended December 31, 2006
Revenue
Revenue for the year ended December 31, 2007 was $596 thousand, a decrease of $394 thousand, or 40%, compared to the comparable period of the prior year.
The decrease in revenue is the result of NCRC not investing as significantly in search engine marketing in 2007 as it did during 2006, which decreased the number of new subscribers for credit monitoring services.
Gross Profit and Gross Profit Margin
NCRC’s cost of sales consists primarily of the costs related to purchasing the data, reporting and monitoring services it provides to its customers from its supplier.
Gross profit for the year ended December 31, 2007 was $298 thousand compared to $531 thousand for the year ended December 31, 2006. As a percentage of revenue, its gross profit margin was 50% and 46% for the years ended December 31, 2007 and 2006, respectively. This increase was the result of a change in its revenue mix, with more subscription revenue in 2008 as a percentage of total revenue. Subscription revenue margins are typically larger than the margins on the sale of a single credit report.
Operating Costs and Expenses
Subscriber acquisition costs include the commissions that NCRC pays to its marketing affiliates or the fees it pays for search engine marketing. NCRC’s subscriber acquisition costs decreased to $171 thousand, or 47%, for the year ended December 31, 2007, as compared to $321 thousand for the year ended December 31, 2006, due to NCRC’s decreased spending on sales engine marketing, which accounted for much of the decrease in its revenue, discussed above.
General and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting, and corporate development. Other significant costs include professional fees for accounting and legal services, consulting fees and facilities costs.
General and administrative expense increased $26 thousand and salary expenses decreased $3 thousand for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This increase was primarily driven by the hiring a new president during the second half of 2007.

Liquidity and Capital Resources
As of September 30, 2008, cash totaled $24 thousand compared to cash of $171 thousand and $19 thousand at December 31, 2007 and 2006, respectively.
Cash Flows Used in Operating Activities
Net cash used in operating activities totaled $187 thousand and $3 thousand during the nine months ended September 30, 2008 and 2007, respectively, and $76 thousand and $220 thousand during the years ended December 31, 2007 and 2006, respectively. For each of the periods presented, cash was used primarily to fund operating losses including subscriber acquisition costs, general and administrative expenses.
Cash Flows from Investing Activities
Investing activities used cash of $22 thousand and $6 thousand during the nine months ended September 30, 2008 and 2007, respectively, and $8 thousand and nil during the years ended December 31, 2007 and 2006, respectively, which was used to purchase office property and equipment.
Cash Flows from Financing Activities
Financing activities provided cash of $62 thousand and $238 thousand during the nine months ended September 30, 2008 and 2007, respectively, and $237 thousand and $185 thousand in the years ended December 31, 2007 and 2006, respectively. The cash from financing activities was provided by contributions from the members of NCRC.
Financial Condition
As of September 30, 2008, NCRC had a working capital deficit of $16 thousand and had members’ capital of $44 thousand compared to working capital of $125 thousand and members’ capital of $158 thousand as of December 31, 2007. The decrease in working capital and members’ capital was primarily due to its operating losses during 2008. NCRC has incurred recurring losses and net cash outflows from its operating activities for the unaudited nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006. Additionally, at September 30, 2008, NCRC had a working capital deficit. NCRC’s management plans with respect to continued funding of such shortfalls included raising additional capital from its members or looking into the potential sale of NCRC. On December 5, 2008, the members approved the sale of NCRC to IFTH. It is NCRC’s understanding that IFTH will support its operations.
On December 5, 2008, NCRC’s members sold 100% of its membership interests to the Company for 1.0 million shares of Company common stock. The selling members were also granted stock options which vested immediately to purchase up to 3.0 million shares of Company common stock for their continued involvement in the operations of the business. Those options, which vested immediately, are exercisable at $0.18 per share.
Off-Balance Sheet Arrangements
NCRC had no off-balance sheet arrangements as of December 31, 2007 and 2006 and as of the consummation of the transaction.

DIRECTORS AND EXECUTIVE OFFICERS
None of the executive officers of NCRC became executive officers of the Company after we purchased all of the outstanding membership interests in NCRC on December 5, 2008. Our directors and executive officers, and their ages and positions, as of December 5, 2008, are set forth below:

Name	Age	Position
William J. Caragol	41	Chief Executive Officer, President, Acting Chief Financial Officer and Director

Scott R. Silverman	44	Chairman of the Board of Directors

Michael E. Krawitz	39	Director
The following is a summary of the background and business experience of our executive officer:
William J. Caragol has served as our chief executive officer, president and a member of our board of directors since December 3, 2008 and as acting chief financial officer since October 24, 2008. Mr. Caragol served as acting chief executive officer from October 24, 2008 until December 3, 2008 when he was appointed chief executive officer. Mr. Caragol has served as president of VeriChip since May 2007, chief financial officer since August 2006, treasurer since December 2006, and secretary since March 2007. From July 2005 to August 2006, he served as the chief financial officer of Government Telecommunications, Inc. From December 2003 to June 2005, Mr. Caragol was the vice president of business development and chief financial officer of Millivision Technologies, a technology company focused on security applications. From August 2001 to December 2003, Mr. Caragol was a consulting partner with East Wind Partners LLP, a technology and telecommunications consulting company, in Washington, D.C. He is a member of the American Institute of Certified Public Accountants and graduated from the Washington & Lee University with a bachelor of science in Administration and Accounting.
The following is a summary of the background and business experience of the members of our board of directors:
Scott R. Silverman was appointed our chairman of our board of directors in January of 2006. Mr. Silverman is a manager of and controls Blue Moon, and also controls a member of Blue Moon. Mr. Silverman served as the acting president of VeriChip from March 2007 through May 4, 2007, as its chief executive officer from December 5, 2006 through July 18, 2008, as chairman of its board of directors from March 2003 through July 18, 2008 and as a member of its board of directors from February 2002 through July 18, 2008. On November 12, 2008, he was again appointed to VeriChip’s board of directors, to serve as chairman. He also served as VeriChip’s chief executive officer from April 2003 to June 2004. He served as the chairman of the board of directors of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), or Digital Angel, from March 2003 through July 3, 2007, and served as chief executive officer of Digital Angel from March 2003 to December 5, 2006, and as acting president of Digital Angel from April 2005 to December 5, 2006. From March 2002 to March 2003, he served as Digital Angel’s president and as a member of its board of directors. From August 2001 to March 2002, he served as a special advisor to Digital Angel’s board of directors. From September 1999 to March 2002, Mr. Silverman operated his own private investment banking firm. From October 1996 to September 1999, he served in various capacities with Digital Angel, including positions related to business development, corporate development and legal affairs. Mr. Silverman is an attorney licensed to practice in New Jersey and Pennsylvania. Mr. Silverman graduated from the University of Pennsylvania with a bachelor of arts degree and received his law degree from Villanova University School of Law.
Michael E. Krawitz, has served as a member of our board of directors since July 23, 2008. Mr. Krawitz served as the chief executive officer and president of Digital Angel from December 2006 to December 2007. Prior to that, during his time at Digital Angel, he served as assistant vice president and general counsel beginning in April 1999, and was appointed vice president and assistant secretary in December 1999, senior vice president in December 2000, secretary in March 2003, executive vice president in April 2003 and chief privacy officer in November 2004. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a bachelor of arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

DIRECTOR INDEPENDENCE
We are currently traded on the OTCBB. Accordingly, we are not required to and do not have a majority of independent directors or an audit, compensation or nominating committee.
Our board of directors currently consists of three members: Messrs. Caragol, Krawitz and Silverman. Our board of directors determined that none of our directors is independent under the standards of the Nasdaq Global Market. In addition, Messrs. Cobb and Doberty, who served on our board of directors until July 22, 2008, were determined independent and Messrs. McKeage and Patterson, who served on our board of directors until July 2, 2008 and July 22, 2008, respectively, were found to not be independent under the standards of the Nasdaq Global Market during their respective terms of service.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since the beginning of our fiscal year ended September 30, 2007, we have had the following related party transactions:
Transactions with Digital Angel and Affiliates
On June 27, 2003, we loaned $1,000,000 to Digital Angel, our former majority shareholder. Under the terms of the loan, interest, which accrued at an annual rate of 16%, was due and payable on a monthly basis beginning July 31, 2003. On May 15, 2007, we entered into a Satisfaction of Loan Agreement (“SLA”) with Digital Angel with respect to the loan. Under the SLA, Digital Angel issued 833,333 shares (the “Shares”) of its common stock, par value $0.01 per share, to us having an aggregate fair value of approximately $1,000,000 as explained below. On June 11, 2007, the registration statement covering the Shares was declared effective by the SEC (the “Effective Date”) and on June 22, 2007 the shares became freely tradeable pursuant to the terms of the SLA. In accordance with the SLA, once the registration statement covering the Shares was declared effective by the SEC and the Shares became freely tradeable by us, Digital Angel was in full satisfaction of all principal, interest and other amounts owed to us under the loan. Additionally, in accordance with the SLA, on the Effective Date, the exact number of shares to be delivered to us was determined to be 703,730, which was calculated by dividing the outstanding principal amount of the note of $1,000,000 by the average daily closing prices for a share of Digital Angel’s common stock on each trading day occurring during the ten trading day period ending on and in including the trading day immediately preceding the Effective Date of the Registration Statement of $1.421.
On January 20, 2006, Mr. McKeage was appointed our chief executive officer, president and director. From 2004 until that time, Mr. McKeage was vice president of business development of Digital Angel, as well as of Destron Fearing Corp., Digital Angel’s now-wholly-owned subsidiary. Following the sale of our operating assets, which became effective on December 31, 2007, Mr. McKeage remained our president and director and became vice president of corporate development for Digital Angel, as well as of VeriChip, Digital Angel’s then-majority-owned subsidiary. Effective January 1, 2008, we began to reimburse VeriChip in the amount of $7,000 per month for Mr. McKeage’s services related to finding a suitable acquisition target for the Company, which agreement ended in May 2008.
We reimbursed Digital Angel on a monthly basis for certain business expenses incurred on our behalf. For the fiscal year ended September 30, 2007 and 2008, these costs included accounting fees, various business insurance coverages and miscellaneous business expenses. Additionally for the fiscal year ended September 30, 2007 and 2008, these costs included the salary, payroll taxes and benefits of personnel assigned to us in those years. We reimbursed $213,000 and $85,000 of these costs to Digital Angel in our fiscal year ended September 30, 2007 and 2008, respectively.
For the fiscal years ended September 30, 2008 and 2007, we charged Digital Angel $nil and $24,000, respectively, for services rendered by our chief financial officer at Digital Angel’s then-wholly-owned subsidiary, Computer Equity Corporation.
On October 8, 2008, we entered into a Sublease with Digital Angel for our corporate headquarters located in Delray Beach, Florida consisting of approximately 7,911 feet of office space, which space is shared with VeriChip. The rent for the entire twenty-one month term of the Sublease is $157,500, which was paid in one lump sum upon execution of the Sublease. VeriChip reimbursed us for one-half of the Sublease payment, representing their share of the total cost of the Sublease.

Information Regarding Control Persons
On August 1, 2008, Digital Angel entered into a Purchase Agreement for the sale of 2,570,000 shares of our common stock, which constituted 49.9% of our issued and outstanding common stock as of August 1, 2008, to Blue Moon. Blue Moon paid, in consideration for the shares, an aggregate of $400,000, which amount was provided as capital contributions by the members of Blue Moon. As of December 8, 2008, Blue Moon owns 31.5% of our issued and outstanding common stock. Mr. Silverman is a manager of Blue Moon and controls a member of Blue Moon and Mr. Caragol is a manager and member of Blue Moon. For more information on the beneficial holdings of our common stock by Blue Moon and Messrs. Silverman and Caragol, see below, “Security Ownership of Certain Beneficial Owners and Management.”
Review, Approval or Ratification of Transactions with Related Parties
It is our unwritten policy, which policy is not otherwise evidenced, for any related party transaction that involves more than a de minimis obligation, expense or payment, to obtain approval by our board of directors prior to our entering into any such transaction. In conformity with our various policies on related party transactions, each of the transactions discussed in “Certain Relationships and Related Party Transactions — Transactions with Digital Angel and Affiliates” above has been reviewed and approved by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of December 8, 2008 by:
•	each of our directors;
•	each of our named executive officers;
•	all of our executive officers and directors as a group; and
•	each person, each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 8, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 8,146,398 shares of our common stock outstanding as of December 8, 2008. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o IFTH Acquisition Corp., 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
	Owned(1)	Shares
Name and Address of Beneficial Owner	(#)	(%)
Five percent stockholders:
R & R Consulting Partners, LLC and Scott R. Silverman(2)	4,120,000	47.9%
William J. Caragol(3)	3,570,000	43.8%
Blue Moon Energy Partners, LLC	2,570,000	31.5%
Jerome C. Artigliere(4) 48 Stumpfield Road Kensington, New Hampshire 03833	500,000	5.8%
Kevin H. McLaughlin(5)	425,000	5.0%
Named Executive Officers and Directors:
William J. Caragol(3)	3,570,000	43.8%
Michael J. Feder(6)	—	*
Michael E. Krawitz(7)	450,000	5.2%
Jonathan F. McKeage(8)	120,000	1.5%
J. Robert Patterson(9)	300,000	3.6%
Scott R. Silverman(2)	4,120,000	47.9%
Executive Officer and Directors as a group (3 persons)(10)	5,570,000	61.6%

*	Less than 1%

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after December 8, 2008, are deemed outstanding for purposes of determining the total number of outstanding shares for such person, but are not deemed outstanding for such purposes with respect to all other stockholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)	Includes 2,570,000 shares directly owned by Blue Moon of which Mr. Silverman is a manager and controls a member of Blue Moon, R & R Consulting Partners, LLC, and 450,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of December 8, 2008. Mr. Silverman has sole voting power and sole dispositive power over all 4,120,000 shares.

(3)	Includes 2,570,000 shares directly owned by Blue Moon, of which Mr. Caragol is a manager and member. Mr. Caragol has sole voting power and sole dispositive power over all 3,570,000 of these shares.

(4)	Includes 500,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of December 8, 2008.

(5)	Based on Schedule 13G/A filed with the SEC on February 1, 2006, includes 425,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of December 8, 2008, over which Mr. McLaughlin has sole voting and dispositive power.

(6)	Mr. Feder, our former acting interim chief financial officer, ceased being a named executive officer on October 24, 2008.

(7)	Includes 450,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of December 8, 2008.

(8)	Mr. McKeage, our former chief executive officer, ceased being a named executive officer on July 2, 2008. The information included in the table is based solely on the Form 4 filed with the SEC on January 24, 2008 by Mr. McKeage.

(9)	Mr. Patterson, our former vice president, chief financial officer and treasurer, ceased being a named executive officer on March 21, 2008, and ceased being a director on July 22, 2008. Includes 300,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of December 8, 2008.

(10)	All securities represent shares of our common stock and shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of December 8, 2008 by our current directors and executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
The primary goals of the Compensation Committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the Compensation Committee intends to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals, as measured by metrics such as revenue and net market change. In the past, the Compensation Committee has evaluated individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the information technology industry while taking into account our relative performance and our own strategic goals.
We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. It is our practice to conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In the past, we have benchmarked our executive compensation against the median updated compensation paid by other companies in the information technology industry generating less than $100 million in annual revenue. In the future, we plan to benchmark our executive compensation against the compensation paid by other companies in the financial service and products industry of a similar size.
Executive Officers
Our named executive officers for the fiscal year ended September 30, 2008, or fiscal 2008, were Mr. McKeage, who is our former chief executive officer and president, Mr. Feder, who is our former acting interim chief financial officer, and Mr. Patterson, who is our former vice president, chief financial officer and treasurer. On October 24, 2008, our board of directors appointed Mr. Caragol as acting chief executive officer and acting chief financial officer. In connection with this appointment, Mr. Caragol received 1,000,000 shares of our common stock, 500,000 of which were restricted, for services to be rendered to us, and in lieu of salary compensation, through all of 2009. The shares issued will be compensation expenses in the period earned. In addition, on December 3, 2008, Mr. Caragol, was appointed as chief executive officer, president, acting chief financial officer and director.
Elements of Compensation
Our compensation program for executive officers has historically consisted of a fixed base salary, performance-related incentive awards and long-term incentive compensation in the form of stock-based compensation awards. However, in lieu of salary through 2009, on October 24, 2008 when Mr. Caragol was appointed acting chief executive officer and acting chief financial officer, he received one million shares of our common stock, half of which was restricted until he became an officer on December 3, 2008. The shares issued will be compensation expenses in the period earned. All three components of the executive officers’ compensation plan are reviewed annually and incentives, based on the performance of the business, may be established at the beginning of each fiscal year. In addition, our executives are able to participate in various benefit plans generally available to our other full-time employees.
Executive compensation consists of following elements:
Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For fiscal 2008, this review occurred in the first quarter.
Annual Incentive Compensation. The Compensation Committee has the authority to award discretionary annual bonuses and to set annual incentive plans for our executive officers. The annual incentive bonuses are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to financial factors such as raising capital, improving our results of operations and increasing the price per share of our capital stock.
Any discretionary annual bonuses are paid in cash or equity awards in an amount reviewed and approved by the Compensation Committee and ordinarily is paid in a single installment in the first quarter following the completion of a given fiscal or calendar year. For the 2008 fiscal and calendar years, we do not plan to pay any incentive compensation, as we did not have any material operating activity during that time.

Equity Compensation. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.
Our executive officers are eligible to participate in our 2001 Flexible Stock Plan. The purpose of the 2001 Flexible Stock Plan is to attract, retain, motivate and reward employees and other individuals and to encourage ownership by employees and other individuals of our common stock. The board of directors may terminate the 2001 Flexible Stock Plan at any time. There were 1,595,000 stock option awards granted under this plan during fiscal 2008, and, as of September 30, 2008, 4,745,000 awards had been granted and remained outstanding under the 2001 Flexible Stock Plan. The 2001 Flexible Stock Plan initially had 2,500,000 shares of common stock reserved for issuance. This number is subject to an annual increase of 25% of the number of outstanding shares of common stock as of January 1 of each year, but may not exceed 10,000,000 in the aggregate. As of September 30, 2008, there were 5,205,000 shares of common stock available for future issuance under the 2001 Flexible Stock Plan. These shares may be issued in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares, cash awards, or other stock based awards. On October 24, 2008, we granted one million shares of common stock to each of Messrs. Caragol and Silverman, half of which were restricted, under the 2001 Flexible Stock Plan.
Our 1998 Stock Option Plan authorized us to grant options to purchase shares of common stock and stock appreciation rights to our employees, directors and consultants. Our Compensation Committee was the administrator of the 1998 Stock Option Plan. The 1998 Stock Option Plan terminated in February 2008, and no stock awards or options were granted, or are outstanding, under the 1998 Stock Option Plan.
Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as Mr. Caragol. In fiscal 2008, the only named executive officer that received options were Mr. Feder and Mr. Patterson, who were granted 100,000 and 50,000 stock options, respectively. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 100% one to three years from the date of grant, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.
Our Compensation Committee has and may in the future elect to make grants of stock to our executive officers. In January 2006, we granted 100,000 shares of restricted stock to Mr. McKeage, half of which vested January 17, 2007 and the other half of which vested January 17, 2008, and in January of 2008, we granted 50,000 shares of stock to Mr. McKeage. In October 2008, in lieu of salary through 2009, we granted one million shares of stock to Mr. Caragol, half of which was restricted and vested on December 3, 2008 when he was appointed chief executive officer, president and director. We have also granted stock to Mr. Silverman, the chairman of our board. In January 2006, we granted 100,000 shares of restricted stock to Mr. Silverman, half of which vested January 17, 2007 and the other half of which vested January 17, 2008. In October 2008, in lieu of compensation through 2009, we granted one million shares of stock to Mr. Silverman, half of which was restricted and vested upon the completion of the acquisition of NCRC in December 2008. Our decision to pay stock in lieu of salary compensation reflects our desire to align the interest of our executive officer and chairman of the board with the interests of our stockholders.
Other Compensation. Our executive officers are not parties to written employment agreements and are not expected to be parties to such employment agreements until such time as the Compensation Committee determines in its discretion that revisions to our practice of not extending employment agreements to our executive officers is advisable. We intend to continue to maintain our current benefits for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently lower than median competitive levels for comparable companies. In the past, executive officers have received certain perquisites, such as car allowance. However, our Compensation Committee has not yet set the level of perquisites for Mr. Caragol, our only current executive officer.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned in or with respect to our fiscal years ended September 30, 2008, 2007 and 2006, which we refer to as fiscal 2008, 2007 and 2006, respectively, by:
•	each person who served as our chief executive officer in fiscal 2008; and
•	each person who served as our chief financial officer in fiscal 2008.
We refer to these officers collectively as our named executive officers. We had no other executive officers in fiscal 2008.
2008 Summary Compensation Table

					Stock		Option		All Other
Name and		Salary		Bonus	Awards		Awards		Compensation		Total
Principal Position	Year	($)		($)	($)(1)		($)(1)		($)		($)
Jonathan F. McKeage Former President and Chief Executive Officer	2008	$54,976		—	$6,250	(3)	—		$4,500	(2)	$65,726
	2007	$157,500		—	$25,000	(3)	—		$9,000	(2)	$166,500
	2006	$103,846		—	$18,750	(3)	—		$6,320	(2)	$160,166

Michael J. Feder Former Acting Chief Financial Officer	2008	—		—	—		$2,738	(4)	—		$2,738
	2007	—		—	—		—		—		—
	2006	—		—	—		—		—		—

J. Robert Patterson Former Vice President, Chief Financial Officer and Treasurer	2008	$152,404	(5)	—	—		$7,458	(6)	$4,500	(2)	$164,362
	2007	$150,000		—	—		—		$9,000		$159,000
	2006	$132,500		—	—		—		$9,000		$141,500

(1)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.

(2)	Consists of an automobile allowance paid to the executive officers in equal monthly amounts.

(3)	Includes 100,000 shares of restricted stock, which fully vested on January 17, 2008.

(4)	Includes 100,000 stock options which will vest on July 25, 2009.

(5)	Includes $54,808 consisting of three months salary and accrued vacation pay in connection with Mr. Patterson’s resignation as an executive officer of the Company effective March 21, 2008.

(6)	Includes 50,000 stock options that vested immediately upon the July 25, 2008 grant date.

2008 Grants of Plan-Based Awards
Set forth in the table below is information regarding stock awards and option awards granted by the compensation committee of our board of directors to our named executive officers in fiscal 2008, reflected on an individual grant basis. These represent all of the grants of awards by us to our named executive officers under any plan during or with respect to fiscal 2008.
2008 Grants of Plan-Based Awards

All Other
			Option		Grant
			Awards:	Exercise	Date Fair
		Date of Board	Number of	or Base	Value of
		or	Securities	Price of	Stock and
		Compensation	Underlying	Option	Option
	Grant	Committee	Options	Awards	Awards
Name	Date	Action	(#)	($/Sh)	($)
Jonathan F. McKeage	—	—	—	—	—

Michael J. Feder	07/25/2008	07/25/2008	100,000	$0.21	$14,917	(1)

J. Robert Patterson	07/25/2008	07/25/2008	50,000	$0.21	$7,458	(1)

(1)	The grant date fair value of the equity award was determined under the Black Scholes pricing model in accordance with FAS 123R.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
None of the named executive officers currently remain with the Company. See the disclosure found above in “Compensation Discussion and Analysis” for information regarding compensation policies and practices with regards to named executive officers.

Outstanding Equity Awards as of September 30, 2008
The following table provides information as of September 30, 2008 regarding unexercised stock options and restricted stock awards outstanding to each of our named executive officers.
Outstanding Equity Awards as of September 30, 2008

	Option Awards
				Equity
				Incentive
				Plan
				Awards:
	Number of			Number of
	Securities	Number of		Securities
	Underlying	Securities		Underlying
	Unexercised	Underlying		Unexercised	Option
	Options	Unexercised		Unearned	Exercise	Option
	(#)	Options(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
Jonathan F. McKeage	—	—		—	—	—

Michael J. Feder	—	100,000	(1)	—	$0.21	07/25/2018

J. Robert Patterson	100,000	—		—	$0.28	06/28/2010
	100,000	—		—	$0.34	03/23/2012
	50,000	—		—	$0.41	09/26/2013
	50,000	—		—	$0.21	07/25/2018

(1)	The option fully vests on July 25, 2009.
2008 Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock during fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name(1)	(#)	($)	(#)	($)
Jonathan F. McKeage	—	—	50,000	$13,000	(2)

(1)	None of our other named executive officers exercised stock options or had restricted stock vest during fiscal 2008.

(2)	Represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date of January 17, 2008, or $0.26.

Pension Benefits
None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Deferred Compensation
None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments Upon Termination or Change in Control
The amount of compensation paid to each named executive officer, if any, upon his separation from the Company is presented below.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	Any non-equity incentive compensation;
•	All vested shares awarded under our 2001 Flexible Stock Plan and 1998 Stock Option Plan;
•	Any vested company contributions contributed under our former 401(k) plan; and
•	Any unused vacation pay.
Payments Made Upon Retirement
In the event of the retirement of a named executive officer, in addition to the items identified above, he is entitled to other amounts such as:
•	The executive officer will continue to vest in all outstanding options or other stock-based compensation award and retain such options for the remainder of the outstanding term.
•	While not defined, the board of directors or a committee thereof may grant the retiring named executive officer with other compensation that may vary depending upon position held, length of service and other factors.
Payments Made Upon Death or Disability
In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.
Payments Made Upon a Change in Control
In the event of a change in control of the Company, the board of directors or a committee thereof may provide for accelerated vesting or termination of any outstanding stock options issued under the 1998 Stock Option Plan in exchange for a cash payment, or the issuance of substitute awards to substantially preserve the terms of any option awards previously granted under the 1998 Stock Option Plan. Additionally, the named executive officer would be entitled to the standard severance amount, as outlined in the Company’s employee handbook, of one week’s salary per full year of service. The board of directors or a committee thereof may grant the named executive officer with additional compensation that may vary depending upon position held, length of service and other factors.
Jonathan F. McKeage
In connection with his resignation from the Company on July 2, 2008, Mr. McKeage received nil.
Michael J. Feder
In connection with his resignation from the Company on October 24, 2008, Mr. Feder received nil.

J. Robert Patterson
In connection with his resignation from the Company on March 21, 2008, Mr. Patterson received $54,808, which consists of three months salary and accrued vacation pay.
Director Compensation
The following table provides compensation information for persons serving as members of our board of directors during fiscal 2008.
2008 Director Compensation

							Change in
							Pension Value
	Fees						and
	Earned					Non-Equity	Nonqualified
	or Paid	Stock		Option		Incentive Plan	Deferred	All Other
	in Cash	Awards		Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)(1)		($)(1)		($)	Earnings	($)	($)
Jeffrey S. Cobb(2)	$550	—		$10,196	(3)	—	—	—	$10,746
Charles L. Doherty(2)	$550	—		$7,458	(4)	—	—	—	$8,008
Michael E. Krawitz(5)	—	—		$5,746	(6)	—	—	—	$5,746
Kay E. Langsford(7)	—	—		$2,738	(8)	—	—	—	$2,738
Scott R. Silverman(9)	—	$6,250	(10)	$13,691	(11)	—	—	—	$13,691

(1)	The dollar amount of this award reflected in the table represents the amount recognized in fiscal 2008 for financial statement reporting purposes in accordance with FAS 123R.

(2)	Messrs. Cobb and Doherty resigned from our board of directors effective July 22, 2008. As of September 30, 2008, Messrs. Cobb and Doherty held option awards to purchase 387,500 and 487,500 shares of our common stock, respectively.

(3)	On July 25, 2008, Mr. Cobb received 150,000 stock options, 50,000 of which vested immediately upon the July 25, 2008 grant date, and have a grant date fair value computed in accordance with FAS123R of $7,458, and 100,000 of which will vest on July 25, 2009 and have a grant date fair value computed in accordance with FAS 123R of $14,916.

(4)	On July 25, 2008, Mr. Doherty received 50,000 stock options that vested immediately upon the July 25, 2008 grant date and have a grant date fair value computed in accordance with FAS123R of $7,458.

(5)	Mr. Krawitz was appointed to our board of directors effective July 23, 2008. As of September 30, 2008, Mr. Krawitz held option awards to purchase 650,000 shares of our common stock.

(6)	On July 25, 2008, Mr. Krawitz received 200,000 stock options that will vest on July 25, 2009 and have a grant date fair value computed in accordance with FAS123R of $29,833.

(7)	Ms. Langsford was appointed to our board of directors effective July 23, 2008 and resigned effective December 3, 2008. As of September 30, 2008, Ms. Langsford held option awards to purchase 100,000 shares of our common stock.

(8)	On July 25, 2008, Ms. Langsford received 100,000 stock options that will vest on July 25, 2009 and have a grant date fair value computed in accordance with FAS123R of $14,916.

(9)	Mr. Silverman was appointed chairman of our board of directors in January 2006. As of September 30, 2008, Mr. Silverman held 100,000 shares of our common stock and option awards to purchase 950,000 shares of our common stock.

(10)	On January 17, 2006, Mr. Silverman received 100,000 shares of restricted stock, which fully vested on January 17, 2008 and has a grant date fair value computed in accordance with FAS123R of $50,000.

(11)	On July 25, 2008, Mr. Silverman received 500,000 stock options that will vest on July 25, 2009 and have a grant date fair value computed in accordance with FAS123R of $74,584.
Board members may receive cash or equity compensation, usually in the form of stock or stock options, in consideration for their services.
Compensation Committee Interlocks and Insider Participation
Our compensation committee currently consists of Messrs. Silverman and Krawitz. During fiscal 2008, Jeffrey S. Cobb, Charles L. Doherty and Kay E. Langsford, former members of our board of directors, and Messrs. Silverman and Krawitz served on our compensation committee. No member of the compensation committee simultaneously served both as a member of the compensation committee and as an officer or employee of ours during fiscal 2008. None of our executive officers serves as a member of the board of directors or the compensation committee, or committee performing an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS
Our common stock trades on the OTCBB under the symbol “IFAQ”. The following table shows, for the periods indicated, the high and low bid quotations per share of the common stock based on published financial sources. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
2007
First Quarter	$0.40	$0.20
Second Quarter	0.28	0.20
Third Quarter	0.25	0.20
Fourth Quarter	0.28	0.18
2008
First Quarter	$0.23	$0.17
Second Quarter	0.30	0.19
Third Quarter	0.30	0.19
Fourth Quarter	0.35	0.18
Dividends
We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on our common stock may be made by our board of directors from time to time in the exercise of its business judgment.
Holders
As of December 8, 2008, there were 61 holders of record of our common stock. We believe that there are a substantially greater number of beneficial owners of shares of our common stock.
Issuer Purchases of Equity Securities
We did not make any common stock repurchases during the fiscal year ended September 30, 2008.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding our compensation plans (including individual compensation arrangements) under which shares of our common stock are authorized for issuance as of September 30, 2008:

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted Average	Future Issuance under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,920,000	$0.27	5,205,000	(1)

Equity compensation plans not approved by securities holders (2)	950,000	$0.70	—

Total	5,870,000	$0.35	5,205,000

(1)	The 2001 Flexible Stock Plan initially had 2,500,000 shares of common stock reserved for issuance. This number is subject to an annual increase of 25% of the number of outstanding shares of common stock as of January 1 of each year, but may not exceed 10,000,000 in the aggregate. As of September 30, 2008, there were 5,205,000 shares of common stock available for future issuance under the 2001 Flexible Stock Plan.

(2)	Consists of grants made outside of our equity plans and have outstanding options exercisable for 950,000 shares of our common stock.

LEGAL PROCEEDINGS
There are currently no material pending legal proceedings, other than routine litigation incidental to the business, to which we are a party or of which any of our property is the subject.
RECENT SALES OF UNREGISTERED SECURITIES
Except as set forth in section 3.02 of this Current Report on Form 8-K, during the past three years, we did not sell securities that were not registered under the Securities Act of 1933, as amended.

DESCRIPTION OF REGISTRANT’S SECURITIES
AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
A description of our capital stock and indemnification of directors and officers has been previously reported on Form S-1, No. 333-25593, under the captions “Description of Capital Stock” and “Indemnification of Directors and Officers,” filed by us with the SEC on April 22, 1997, as amended, is incorporated herein by reference.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
On October 24, 2008, our board of directors and audit committee approved the dismissal of J.H. Cohn LLP, the Company’s independent registered public accounting firm, effective as of October 27, 2008. On October 24, 2008, our board of directors and audit committee approved the engagement of Eisner LLP to serve as the Company’s independent registered public accounting firm, effective as of October 28, 2008. For more information, see Item 4.01 of the Current Report on Form 8-K filed by us with the SEC on October 29, 2008, which is incorporated herein by reference.
FINANCIAL STATEMENTS AND EXHIBITS
The following documents are filed as a part of this Current Report on Form 8-K:
(a)	Financial statements of business acquired and pro forma financial information.

(b)	See the Exhibit Index filed as part of this Current Report on Form 8-K.
Item 3.02. Unregistered Sales of Equity Securities.
The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference. In connection with the transaction, the one million shares of common stock issued and 496,573 stock options granted were not registered under the Securities Act of 1933, as amended. The stock options have an exercise price of $0.18 per share, are exercisable immediately on the date of grant and expire ten years from the date of grant. These securities were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.
Item 5.06. Change in Shell Company Status.
The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference. As a result of the closing of the transactions contemplated under the Purchase Agreement, we believe we are no longer a shell company as that term is defined in Rule 12b-2 of the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of NCRC for the years ended December 31, 2007 and 2006 and for the nine-months ended September 30, 2008 and 2007.
(b) Unaudited pro forma condensed consolidated balance sheet as of June 30, 2008, and unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2007 and the nine months ended June 30, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Member
National Credit Report.com, LLC
We have audited the accompanying balance sheets of National Credit Report.com, LLC (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, members’ capital, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of National Credit Report.com, LLC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note B(3), the Company utilizes a single provider to service its ongoing operations under a one-year agreement.

/s/ Eisner LLP New York, New York
December 10, 2008

National Credit Report.com, LLC
Balance Sheets

	September 30,	December 31,
	2008	2007	2006
	(unaudited)
ASSETS

Current assets:

Cash	$24,068	$170,967	$19,113
Trade account receivable	4,846	16,745	23,324
Prepaid expenses	—	239	1,000

Total current assets	28,914	187,951	43,437

Property and equipment, net	20,402	19,317	4,244
Other assets	43,938	19,169	10,000

	$93,254	$226,437	$57,681

LIABILITIES AND MEMBERS’ CAPITAL

Current liabilities:
Accounts payable and accrued expenses	$25,027	$40,147	$26,913
Deferred revenue	11,205	19,961	23,809
Guaranteed payment payable	5,000	—	—
Current portion of long-term debt	3,217	3,020	—

Total current liabilities	44,449	63,128	50,722

Long-term debt	5,104	5,301	—

Total liabilities	49,553	68,429	50,722

Commitments and contingencies

Members’ capital (deficit):
Managing members	(1,807)	85	(54,134)
Limited members	45,508	157,923	61,093

	43,701	158,008	6,959

Total members’ capital
	$93,254	$226,437	$57,681

See the accompanying notes to financial statements.

National Credit Report.com, LLC
Statements of Operations

	Nine-months ended
	September 30,		Years ended December 31,
	(unaudited)
	2008	2007	2007	2006
Revenues	$327,378	$478,806	$595,874	$990,007

Cost of revenues	107,154	231,644	297,834	458,832

Gross profit	220,224	247,162	298,040	531,175

Costs and expenses:
Subscriber acquisition costs	185,048	103,115	171,093	321,184
General and administrative	229,621	126,360	226,489	203,693

Total costs and expenses	414,669	229,475	397,582	524,877

(Loss) income from operations	(194,445)	17,687	(99,542)	6,298

Other income (expense):
Interest income (expense)	(2)	62	3,039	(36)
Other income	5,214	—	10,052	—

Total other income (expense)	5,212	62	13,091	(36)

Net (loss) income	$(189,233)	$17,749	$(86,451)	$6,262

See the accompanying notes to financial statements.

National Credit Report.com, LLC
Statements of Members’ Capital (Deficit)

	Managing	Limited	Total Members’
	Member	Members	Capital
Balance at December 31, 2005	$(242,790)	$58,527	$(184,263)
Net income	4,196	2,066	6,262
Contributions by members	184,460	500	184,960

Balance at December 31, 2006	(54,134)	61,093	6,959
Net loss	(865)	(85,586)	(86,451)
Contributions by members	950	236,550	237,500
Transfer (see Note D)	54,134	(54,134)	—

Balance at December 31, 2007	85	157,923	158,008
Net income (unaudited)	(1,892)	(187,341)	(189,233)
Contributions by members (unaudited)	—	74,926	74,926

Balance as of September 30, 2008 (unaudited)	$(1,807)	$45,508	$43,701

See the accompanying notes to financial statements.

National Credit Report.com, LLC
Statements of Cash Flows

	Nine-months ended		Years ended
	September 30,		December 31,
	(unaudited)
	2008	2007	2007	2006
Cash flow activities from operating activities:
Net (loss) income	$(189,233)	$17,749	$(86,451)	$6,262
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	1,604	774	2,119	1,210
Share-based compensation	12,500	—	—	—
Changes in operating assets and liabilities:
Trade account receivable	11,899	734	6,579	(13,559)
Prepaid expenses	239	42	761	10,028
Other assets	(5,000)	(11,521)	(9,169)	—
Accounts payable and accrued expenses	(15,120)	(3,559)	13,234	(198,757)
Deferred revenue	(8,756)	(7,014)	(3,848)	(24,898)
Guaranteed payment payable	5,000	—	—	—

Net cash used in operating activities	(186,867)	(2,795)	(76,775)	(219,714)

Cash flows from investing activities:
Acquisition of property and equipment	(2,689)	(6,010)	(8,294)	—
Other assets	(19,769)	—	—	—

Net cash used in investing activities	(22,458)	(6,010)	(8,294)	—

Cash flows from financing activities:
Contributions from members	62,426	237,503	237,500	184,960
Payments of capital lease obligations	—	—	(577)	—

Net cash provided by financing activities	62,426	237,503	236,923	184,960

Increase (decrease) in cash	(146,899)	228,698	151,854	(34,754)
Cash, beginning of period	170,967	19,113	19,113	53,867

Cash, end of period	$24,068	$247,811	$170,967	$19,113

Supplemental non-cash activity:
Acquisition of property and equipment financed through capital lease obligations	$—	$—	$8,898	$—

National Credit Report.com, LLC
Notes to the Financial Statements
NOTE A — DESCRIPTION OF BUSINESS
National Credit Report.com, LLC, a limited liability company created under the Florida Limited Liability Company Act, (the “Company”), offers consumers a variety of identity security products and services primarily on a subscription basis. These services are intended to help consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which include credit reports, credit monitoring and credit scores. The Company’s customers consist of individuals located throughout the United States.
The Company was established on February 4, 2004, under the name of SJS Associates, LLC, and renamed National Credit Report.com, LLC, on April 6, 2004.
The Company has incurred recurring losses and net cash outflows from its operating activities for the unaudited nine-month period ended September 30, 2008 and the years ended December 31, 2007 and 2006. Additionally, at September 30, 2008, the Company had a working capital deficit, Management’s plans with respect to continued funding of such shortfalls included raising additional capital from its members or looking into the potential sale of the Company. On December 5, 2008, the members approved the sale of the Company to IFTH Acquisition Corp. d/b/a Steel Vault (“IFTH”) as more fully described in Note G. It is the Company’s understanding that IFTH will support its operations.
The accompanying unaudited financial statements of National Credit Report.com, LLC as of September 30, 2008 and 2007 and for the nine months ended September 30, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”). Such interim results may not be indicative of results for the full year.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
[1]	Revenue Recognition

The Company earns revenue from the following sources:
[a]	Revenue from the sale of a single credit report is recognized when the credit report is delivered to the customer. Revenue from the sale of annual subscriptions for credit monitoring and credit protection is recognized ratably over each subscriber’s annual subscription period. The Company also offers credit monitoring and credit protection on a month-to month basis. In certain circumstances, the Company sells a bundled offer whereby a customer receives a single credit report and monitoring. In such circumstances, the Company allocates a portion of the associated revenue to the credit report with the balance recognized ratably over the subscription period.

[b]	Commission revenue from the sale of credit reports, credit monitoring, and credit protection to a customer, as per the terms of a written agreement, gives another company the rights to the Company’s credit reporting vendor. Commission revenue is comprised of commissions earned by the Company for the credit reports, credit monitoring, and credit protection services provided to this customer. Commission revenue is recognized when the credit reports, credit monitoring, and credit protection services have been provided to the customer. Generally, the Company invoiced its customers on a monthly basis for costs incurred from their credit reporting vendor plus a 12% commission. For the year ended December 31, 2007 and 2006, gross commission revenue was approximately $274,600 and $150,300, respectively. For the unaudited nine-months ended September 30, 2008 and 2007, gross commission revenue was approximately $88,286 and $203,654, respectively.
[2]	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include the allowance for doubtful accounts and the useful lives of assets.

National Credit Report.com, LLC
Notes to the Financial Statements
[3]	Concentration of Credit Risk

The Company maintains its cash in one financial institution during the years ended December 31, 2007 and 2006. Balances were insured up to Federal Deposit Insurance Corporation (“FDIC”) limits of $100,000 per institution. At December 31, 2007 and 2006, the Company had bank balances of approximately $71,000 and nil in excess of such insurance limits, respectively. At September 30, 2007 and 2008, the Company had bank balances of approximately nil and $148,000 in excess of such insurance limits, respectively.

The Company’s trade receivables are potentially subject to credit risk. The Company extends credit to its customers based upon an evaluation of the customers’ financial condition and credit history. The Company generally does not require collateral.

The Company utilizes a single provider which services its ongoing operations under a one-year agreement. In addition, the provider has cancellation rights upon providing the Company 60 days notice. A loss or non-renewal of this agreement could significantly impact the Company’s ability to continue its business operations.

[4]	Trade Account Receivable

Trade account receivable consist primarily of receivables from commission sales earned from its marketing partner. The Company records a provision for doubtful receivables to allow for any amounts which may be unrecoverable and is based upon an analysis of the Company’s prior collection experience, customer creditworthiness, and current economic trends.

[5]	Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization (including equipment held under capital leases) are computed using the straight-line method over the estimated useful lives of 4 to 7 years.

[6]	Subscriber Acquisition Costs

Subscriber acquisition costs represent marketing expenses used to acquire subscribers. Subscriber acquisition costs are expensed in the period incurred.

[7]	Share-Based Compensation

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) SFAS No. 123 (revised 2004), Share Based Payment, or FAS 123R, using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for new awards granted after January 1, 2006 is recognized over the requisite service period based on the grant-date fair value of those options. Prior to adoption, the Company did not issue stock-based compensation.

FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the unaudited nine-month period ended September 30, 2008, web design and hosting expense of $12,500 was recorded as 69,445 membership interest units were issued for services rendered to the Company in lieu of cash. As of September 30, 2008, all services have been provided to the Company. The stock-based compensation expense is reflected in the statement of operations in general and administrative expense for the unaudited nine-months ended September 30, 2008.

[8]	Income Taxes

The Company is treated as a partnership for income tax purposes. The members are required to report their respective share of the Company’s taxable income or loss in their income tax returns and are liable for any related taxes thereon. Accordingly, no provision for federal income taxes is made in the financial statements of the Company.

National Credit Report.com, LLC
Notes to the Financial Statements
NOTE C — PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	September 30,	December 31,		Estimated
	2008	2007	2006	Useful Lives
	(unaudited)

Furniture and fixture	$7,412	$5,191	$—	7 Years
Computer equipment	9,619	9,152	6,048	5 Years
Leased property	8,898	8,898	—	4 Years

	25,929	23,241	6,048
Less accumulated depreciation	(5,527)	(3,924)	(1,804)

	$20,402	$19,317	$4,244

Depreciation expense was $2,119 and $1,210 for the years ended December 31, 2007 and 2006, respectively. For the unaudited nine-month periods ended September 30, 2008 and 2007, depreciation expense was approximately $1,604 and $774, respectively.
NOTE D — MEMBERS’ CAPITAL (DEFICIT)
Members’ capital consists of contributed capital and each member’s share of the Company’s accumulated profits and losses. Net income or loss is allocated to each member in accordance with their percentage interest in the Company, as defined in the Operating Agreement and Regulations of the Company.
From 2004 through August 2007, the limited members contributed approximately $124,000 of cash for which they received during 2007 1,925,000 units.
During 2005 and 2006, the managing member contributed $239,000 and $184,460 of cash to the Company, respectively. In August of 2007, this membership interest was transferred to a limited membership interest as described below.
In August of 2007, two investors contributed cash totaling $237,500 in capital in exchange for 1,500,000 units in the Company. One of the new investors replaced the previous managing member, resulting in a transfer of the previous managing members’ interest to a limited membership interest.
On July 3, 2008, the Company entered into an agreement with the owner of Colony One On-Line, Inc., a vendor to the Company, to sell 138,889 membership units. Colony One On-Line, Inc. provides web design and hosting services for the Company. The investor contributed cash of $12,500 for 69,445 units with the remaining 69,444 units to be issued in lieu of services valued at $12,500. See Note B(7).
The total authorized membership unit of the Company is 10,000,000 units. At December 31, 2007, the number of limited units outstanding was 4,985,000, and the managing units outstanding were 15,000. At September 30, 2008, the number of limited units outstanding were 5,401,667, and the managing units were 15,000.
Prior to the termination of the Operating Agreement and Regulations on December 5, 2008, the Company’s managing member was responsible for the daily operations of the Company’s business and also controlled one-third of the Company’s management committee. The limited members of the Company controlled two-thirds of the management committee. The management committee, comprising of all members, shall, by majority vote, determine all major business decisions.

National Credit Report.com, LLC
Notes to the Financial Statements
NOTE E — RELATED PARTY TRANSACTIONS
Guaranteed payments have been made to one of the members of the Company pursuant to the terms of the employment agreement. The Company paid a salary of $5,000 per month to this employee to serve as the chief executive officer of the Company which totaled $25,000 for the year ended December 31, 2007. For the nine-month periods ended September 30, 2008 and 2007, the Company made salary payments of $45,000 and $10,000, respectively, to this member. The payments are included in salary and payroll related expense on the statement of operations.
For the years end December 31, 2007 and 2006, the Company incurred costs related to web-site maintenance services provided by Colony One On-Line, Inc. in the amount of $7,481 and $82,441, respectively. For the unaudited nine-month periods ended September 30, 2008 and 2007, the Company incurred costs related to services provided by Colony One On-Line, Inc. in the amount of $51,775 and $2,183, respectively.
NOTE F — COMMITMENTS
Capital Lease
The Company leases certain equipment under a capital lease which expires on various dates through October 2010.
Future minimum payments required under the capital leases are as follows:

Years ending December 31:
2008	$3,217
2009	3,217
2010	2,218

Total minimum lease payments	8,652
Less amount representing interest	(331)

Present value of net minimum lease payments	8,321
Less current portion	(3,020)

Long-term portion	$5,301

Operating Lease
In 2007, the Company entered into a non-cancelable operating lease for its Florida office for a term of three years, and placed a deposit with the landlord in the amount of $9,169 included in other assets on the balance sheet. The leases are personally guaranteed by the members of the Company while the Company remains in occupancy at the premises. Future minimum lease payments under this operating lease are as follows:

Years ending December 31:
2008	$27,574
2009	27,574
2010	22,978

$78,126

Rent expense is being recognized on a straight-line basis over the terms of the lease. Rent amounted to $4,596 for the year ended December 31, 2007. For the unaudited nine-month periods ended September 30, 2008 and 2007, rent expense was approximately $20,681 and nil, respectively. Prior to entering into the aforementioned lease, the Company operated in an office provided by its members without cost.
NOTE G — SUBSEQUENT EVENT
On December 5, 2008 the Company sold 100% of its membership interests to IFTH, for 1.0 million shares of IFTH common stock. In conjunction with the acquisition, IFTH issued stock options to selling members of the Company to purchase up to 3.0 million shares of IFTH’s common stock. All of the options were granted at a strike price of $0.18 per share and were fully vested as of the date of grant. The common shares issued at market value and stock options granted at fair value as determined by Black-Scholes model were valued at $475,000, as of the date of the acquisition. The purchase price has been preliminarily allocated to the tangible assets acquired and intangible assets, primarily goodwill.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
On December 5, 2008, pursuant to the terms of the Securities Purchase Agreement, dated December 5, 2008 (the “Securities Purchase Agreement”), among IFTH Acquisition Corp., a Delaware corporation (“IFTH” or the “Company”), and National Credit Report.com, LLC (“NCRC”), a Florida limited liability company, Jared Shaw, Ivan Posniak, Andrew Larkin, John Thau, Adam Cohen, and Safeguard Acquisition, LLC, the Company completed the purchase of all of the issued and outstanding membership interests in NCRC for $0.5 million in common stock and stock options.
The following unaudited pro forma condensed consolidated financial statements give effect to our purchase of NCRC. The statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Annual Report on Form 10-K, as amended, for the year ended September 30, 2007 filed with the SEC on January 28, 2008 and our Quarterly Report on Form 10-Q for the nine months ended June 30, 2008 filed with the SEC on August 14, 2008, both of which are incorporated by reference herein.
The unaudited pro forma condensed consolidated balance sheet using the latest interim balance sheets, as of June 30, 2008 for IFTH and September 30, 2008 for NCRC, assumes the transaction occurred on June 30, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2007 for IFTH and December 31, 2007 for NCRC and the nine months ended June 30, 2008 for IFTH and September 30, 2008 for NCRC give effect to the transaction as if it had occurred as of the beginning of those periods.
The unaudited pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the transaction been completed as of the dates assumed, nor is it intended to project our future financial position or results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
At June 30, 2008
(dollars in thousands)

		Pro Forma Adjustments
		NCRC			Pro Forma
		Addition	Pro Forma		With
	Historical	(a)	Adjustment		NCRC

ASSETS
Current assets:
Cash and cash equivalents	$1,124	$24	$—		$1,148
Accounts receivable, net	3	5	—		8
Marketable securities, available for sale	345	—	—		345
Pre-paid expenses and other	6	—	—		6

Total current assets	1,478	29	—		1,507
Property and equipment, net	0	20	—		20
Goodwill and other assets, net	0	44	432	(b)	476

TOTAL ASSETS	$1,478	$93	432		$2,003

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$166	$25	$—		$191
Gauranteed payment payable	8	—	—		8
Other liabilities	0	20	—		20

Total current liabilities	174	45	—		219
Note payable, stockholder	0	5	—		5

TOTAL LIABILITIES	174	50	—		224

Stockholders’ equity	1,304	43	432	(b)	1,779

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,478	$93	$432		$2,003

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Nine Months Ended June 30, 2008
(dollars in thousands, except per share data)

		NCRC	Pro Forma
		Addition	With
	Historical	(c)	NCRC

Revenue	$—	$327	$327
Cost of revenue	—	107	107

Gross profit	—	220	220
Operating expenses	574	415	989

Loss from operations	(574)	(195)	(769)
Interest (income) and other expense	(10)	(5)	(15)

Other expenses	(10)	(5)	(15)

Loss before income taxes	(564)	(190)	(754)

Net loss from continuing operations	$(564)	$(190)	$(754)

Net loss per common share from continuing operations — basic and diluted	$(0.11)	$—	$(0.12)

Weighted average number of shares outstanding — basic and diluted	5,104	—	6,104

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Twelve Months Ended September 30, 2007
(dollars in thousands, except per share data)

		NCRC	Pro Forma
		Addition	With
	Historical	(d)	NCRC

Revenue	$—	$599	$599
Cost of revenue	—	298	298

Gross profit	—	301	301
Operating expenses	715	397	1,112

Loss from operations	(715)	(96)	(811)
Interest (income) and other expense	(120)	(13)	(133)

Other expenses	(120)	(83)	(203)

Loss before income taxes	(595)	(83)	(678)
Income tax provision	—	—	—

Net loss from continuing operations	$(595)	$(83)	$(678)

Net loss per common share from continuing operations — basic and diluted	$(0.12)	$—	$(0.11)

Weighted average number of shares outstanding — basic and diluted	5,014	—	6,014

(a)	Balance sheet presented as of September 30, 2008 (unaudited).

(b)	Purchase of all of the issued and outstanding membership interests in NCRC from the sellers of NCRC for 1.0 million shares of IFTH common stock, par value $0.01 per share. In conjunction with the transaction, IFTH issued 3.0 million stock options to the sellers of NCRC in consideration of their continued involvement with the operations of NCRC. The common shares issued and stock options granted in the transaction were valued at $475,000, at fair value, as of the date of the acquisition. Based on the preliminary allocation, the purchase price was allocated to the tangible assets acquired and intangible assets, primarily goodwill. The goodwill reflected represents the excess of the fair value over the net assets.

(c)	Statement of operations presented for the nine months ended September 30, 2008 (unaudited).

(d)	Statement of operations presented for the year ended December 31, 2007.

(e)	The shares issued to Mr. Silverman which vested upon completion of the NCRC acquisition will result in compensation expense in the period earned. Accordingly, such amounts have been excluded from the pro-forma financial results.

(d) Exhibits

Exhibit Number	Description

2.1	Securities Purchase Agreement, dated as of December 5, 2008, by and among IFTH Acquisition Corp., National Credit Report.com, LLC, Jared Shaw, Ivan Posniak, Andrew Larkin, John Thau, Adam Cohen, and Safeguard Acquisition, LLC

99.1	Press Release, dated December 5, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFTH Acquisition Corp.
By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	Chief Executive Officer, President and Acting Chief Financial Officer
Date: December 11, 2008

EXHIBIT INDEX

Exhibit Number	Description

2.1	Securities Purchase Agreement, dated as of December 5, 2008, by and among IFTH Acquisition Corp., National Credit Report.com, LLC, Jared Shaw, Ivan Posniak, Andrew Larkin, John Thau, Adam Cohen, and Safeguard Acquisition, LLC

99.1	Press Release, dated December 5, 2008